Exhibit 10.27

17672 Laurel Pork Drive N

Suite 400E

Livonia, MI 48152

June 16, 2009

Mr. Miljko Rajkovic

Dear Mike:

Reference is hereby made to the Employment Agreement between Tower Automotive Operations USA I, LLC (the “Company”) and you dated as of August 16, 2007 (the “Employment Agreement”). Capitalized terms used in this letter and not specifically defined in this letter shall have the meanings set forth in the Employment Agreement. The purpose of this letter to is memorialize the extension of the employment relationship under the Employment Agreement (as contemplated by Section 2 of the Employment Agreement) and our mutual agreement with respect to the “Severance Amount” (under Section 5.2(b) of the Employment Agreement).

Subject to your acceptance of the terms set forth in this letter (by signing the enclosed copy of this letter and returning it to me within the time frame provided):

1. Extension Notice. This letter shall serve as the Company’s written notice to you of its intention to extend the Term of the Employment Agreement and shall be deemed the Extension Notice contemplated under Section 2 of the Employment Agreement. Accordingly, upon expiration of the Initial Term (i.e., August 15, 2009), the employment relationship under the Employment Agreement shall be extended for an additional period of one (1) year commencing on August 16, 2009, subject to earlier termination pursuant to Section 5 of the Employment Agreement.

2. Severance Amount. Effective as of August 16, 2009, the Severance Amount shall be limited to one times your annualized rate of Base Salary in effect as of the effective date of termination. Accordingly, effective as of August 16, 2009, Section 5.2(b)(i) of the Employment Agreement is hereby deleted and replaced with the following:

“(i) an aggregate amount (the “Severance Amount”) equal to one times Employee’s annualized rate of Base Salary in effect as of the effective date of termination.

The Severance amount, less standard income and payroll tax withholdings and other authorized deductions, shall be payable in twelve (12) equal monthly installments, commencing within seventy-five (75) days following the Employee’s date of termination, but not later than March 15 of the year following the year in which the Employee’s date of termination occurs;

provided, however, that payment of the Severance Amount shall not commence unless the Release becomes effective. Each installment of the Severance Amount shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”); and”

Except as specifically set forth in this letter, all terms of the Employment Agreement shall remain unmodified and full force and effect.

Please acknowledge your understanding and agreement with the terms set forth in this letter by signing the enclosed copy of this letter and returning it to me on or before June 23, 2009. If you do not sign and return this letter within the time frame provided, this letter (including, without limitation, the Extension Notice) shall be void and of no force and effect.

We look forward to your continued service to the Company.

/s/ Mark M. Malcolm
Mark M. Malcolm, President & CEO
Tower Automotive, LLC

Agreed and accepted this 18th day of June, 2009.

/s/ Miljko Rajkovic
Miljko Rajkovic

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of August 16, 2007 between Tower Automotive Operations USA I, LLC, a Delaware limited liability company (the “Company”) and Michael Rajkovic, an individual (the “Employee”). (Company and Employee, each a “Party” and, collectively, the “Parties).

WHEREAS, the Parties wish to establish the terms of the Employee’s employment with the Company.

Accordingly, the Parties agree as follows:

1. Employment and Acceptance. The Company shall employ the Employee, and the Employee shall accept employment, subject to the terms of this Agreement, effective as of August 16, 2007.

2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the second anniversary of the Effective Date (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), if any, this Agreement and the employment relationship hereunder may be extended for an additional period of one (1) year, subject to earlier termination pursuant to Section 5, (each, an “Additional Term”), in each such case commencing upon the expiration of the Initial Term or the then-current Additional Term, as the case may be, but only if, at least sixty (60) calendar days prior to the expiration of the Initial Term or the then-current Additional Term, as the case may be, the Company shall have given written notice to the Employee of its intention to extend the Term of this Agreement (the “Extension Notice”). In the event that the Company does not provide an Extension Notice in the manner set forth in the preceding sentence, the Term (as defined below) automatically shall expire at the end of the Initial Term or the then-current Additional Term, as the case may be. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Employee’s employment terminates in accordance with this Section 2 or Section 5. Upon the expiration of the Term or earlier termination of this Agreement and the employment relationship hereunder, the Company shall have no further obligations to the Employee under this Agreement or otherwise, except as specifically set forth in Section 5.

3. Duties and Title.

3.1 Title. The Company shall employ the Employee to render exclusive and full-time services to the Company and the other members of the Company Group (as defined below). The Employee shall serve in the capacity of Chief Operating Officer of the Company and in such other positions or capacities as may be requested by the Board of Managers of Tower Automotive, LLC (the “Board”) and/or the Chief Executive Officer (including, without limitation, serving as an officer of, or in another other capacity for, one or more members of the Company Group), and shall report directly to the Chief Executive Officer of Tower Automotive, LLC. As used in this Agreement: (a) “Company Group” means the Company and its Affiliates, as well as any predecessors, past and future successors or assigns (including, without limitation, the purchaser of all or any assets of the Company or any of its Affiliates) of the Company or any of its Affiliates; and (b) “Affiliate” of any individual or entity shall mean any other individual or entity that directly or indirectly controls, is controlled by, or is under common control with, the individual or entity. For purposes of this Agreement, an Affiliate of the Company shall mean Tower Automotive. LLC and any entity that is owned or controlled by Tower Automotive, LLC.

3.2 Duties. During the Term, the Employee will have such authority and responsibilities and will perform such executive duties as are customarily performed by a Chief Operating Officer of a company in similar lines of business as the Company and its Affiliates or as may be assigned to Employee by the Board and/or the Chief Executive Officer, including, without limitation, performing services for the other members of the Company Group. Additionally, Employee shall be responsible for the day to day operations of the Company Group. Notwithstanding, anything contained herein to the contrary, the Employee’s authority and responsibilities shall be limited to the extent determined by the Board and/or the Chief Executive Officer. During the Term, the Employee will devote all of his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company Group.

3.3 Location. The Employee shall initially perform his full-time services to the Company Group in the Company’s Novi, Michigan office; provided that the Employee shall be required to travel as necessary to perform his duties hereunder.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement (including, without limitation, services as an officer, director or member of any committee of any member of the Company Group or any division of a member of the Company Group), the Company shall provide the Employee with the following during the Term:

4.1 Base Salary. During the Term, the Company will pay to the Employee a base salary of $550,000 on an annualized basis, payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Base Salary shall be subject to periodic review and such periodic adjustments as the Board deems appropriate in its discretion.

4.2 Annual Bonus. For each fiscal year ending during the Term, the Employee shall be eligible to receive, under the Company’s annual incentive plan, an annual variable bonus payment with a target gross amount of 100% of the Employee’s annualized Base Salary (as in effect as of the end of the applicable fiscal year) (the “Annual Bonus”). The precise amount of the Annual Bonus shall be based on Employee’s achievement of objectives set by the Board or a committee thereof at the beginning of the applicable Fiscal Year; provided, however, that Employee’s objectives for 2007 shall be set by the Board within sixty (60) days of the Effective Date. The Annual Bonus payment shall be due and payable at such time or times as the Board determines, but not later than thirty (30) days following approval by the Board (or committee thereof) of the audited financial statements of the Company Group for the applicable fiscal year (the “Annual Bonus Approval Date”). To be eligible to receive any Annual Bonus (or portion thereof), the Employee must be employed by the Company on the date such Annual Bonus is paid.

4.3 Participation in Employee Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans (excluding severance plans, if any) of the Company, which may be available to other senior executives of the Company. The Company may at any time or from time-to-time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

4.4 Expense Reimbursement. During the Term, the Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.5 Management Incentive Plan. The Employee shall be eligible to participate in the Tower Automotive Management, LL.0 2007 Management Incentive Plan (the “MIP”). Employee’s participation in the MIP and rights thereunder shall be subject to the terms of the MIP and any applicable grant or other agreements under the MIP as determined by the Board or committee thereof.

5. Termination of Employment.

5.1 By the Company for Cause. If the Company terminates the Employee’s employment with the Company for Cause (as defined below), then the Employee shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide to the Employee, the following (collectively, the “Accrued Benefits”):

(a) the Employee’s earned, but unpaid, Base Salary through the effective date of termination (payable in accordance with Section 4.1 above) and any amounts or benefits (if any) that are vested amounts or vested benefits or that the Employee is otherwise entitled to receive under the express provision of any plan, program, policy or practice on the effective date of termination (excluding, without limitation, severance pay plans (if any) and any amounts or benefits that are forfeited in the event of a termination for Cause, termination by the Employee without Good Reason or other termination in accordance with the terms of the applicable plan, programs, policy, or practice), which amounts and/or benefits shall be payable or provided in accordance with the terms of such plan, program policy, or practice;

(b) [any Annual Bonus (or portion thereof), if any, relating to the calendar year prior to the calendar year in which the effective date of the Employee’s termination occurs that was earned on the applicable Annual Bonus Approval Date, but unpaid, as of the date of termination, which unpaid Annual Bonus (or portion thereof) shall be payable within thirty (30) days of the date of termination; and]

(c) expenses reimbursable under Section 4.4 incurred, but not yet reimbursed to the Employee, to the date of termination.

For the purposes of this Agreement, “Cause” means, as determined by a majority of the Board (or its designee), with respect to conduct during the Employee’s employment with the Company, whether or not committed during the Term: (i) commission of a felony by Employee; (ii) acts of dishonesty by Employee resulting or intending to result in personal gain or enrichment at the expense of any member of the Company Group or any of their respective Affiliates; (iii) the Employee’s appropriation (or attempted appropriation) of any business opportunity of any member of the Company Group or any of their respective Affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of any member of the Company Group or any of their respective Affiliates; (iv) the Employee’s material breach of any of his duties, representations, warranties, covenants or other obligations under this Agreement; (v) conduct by the Employee in connection with his duties hereunder that is fraudulent, unlawful, or grossly negligent; (vi) engaging in personal conduct by the Employee (including, but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which discredits or damages any member of the Company Group or any of their respective Affiliates; (vii) contravention of specific lawful direction of the Chief Executive Officer or the Board, or continuing inattention to or continuing failure to adequately perform the duties to be performed by Employee under the terms of Section 3.2 of this Agreement; or (viii) breach of the Employee’s covenants set forth in Section 6 below before termination of employment; provided, that, with respect to clauses (iv) and (vii) only, the Employee shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

5.2 By the Company Without Cause or Due to Death or Disability or Expiration of the Term. If: (i) the Employee’s employment terminates due to his death; (ii) the Company terminates Employee’s employment without Cause (which may be done at any time with or without prior notice); (iii) the Company terminates the Employee’s employment due to the Employee’s Disability (as defined below); or (iv) this Agreement and the employment relationship hereunder is terminated as a result of the expiration of the Term (arising out of the Company’s determination not to deliver an Extension Notice and regardless of whether the expiration of the Term occurs at the end of the Initial Term or an Additional Term), then the Employee (or, in the event of the Employee’s death, the Employee’s legal representative) shall be entitled to receive, and the Company’s sole obligation under this Agreement or otherwise shall be to pay or provide:

(a) the Accrued Benefits; and

(b) subject to the Employee’s (or, in the event of the Employee’s death of incapacity, the Employee’s legal representative’s) execution, delivery and non-revocation of a general release in a form satisfactory to the Company (the “Release”), which Release, among other things, shall include a general release of the members of the Company Group, each of their respective direct and indirect parent entities and direct and indirect subsidiaries and each their respective Affiliates, and each of their respective officers, directors, employees, shareholders, members, managers, partners, plan administrators, and agents, as well as the predecessors, past and future successors and assigns or estates of any of the foregoing, from all liability:

(i) an aggregate amount (the “Severance Amount”) equal to:

(A) if the effective date of termination occurs prior to the expiration of the Initial Term, the cumulative Base Salary payments that Employee would have received for the remainder of the Initial term (determined based on the rate of Base Salary in effect as of the effective date of termination); and

(B) regardless of when the effective date of termination occurs, one times Employee’s annualized rate of Base Salary in effect as of the effective date of termination.

The Severance Amount, less standard income and payroll tax withholding and other authorized deductions, shall be payable in twelve (12) equal monthly installments, commencing within seventy-five (75) days following the Employee’s date of termination, but not later than March 15 of the year following the year in which the Employee’s date of termination occurs; provided, however, that payment of the Severance Amount shall not commence unless the Release becomes effective. Each installment of the Severance Amount shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”); and

(ii) if the Employee (or, if eligible for continuation coverage under the terms of such plans and applicable law, the Employee’s legal representatives) elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall waive the cost of such coverage to the extent that such cost exceeds the cost that the Company charges active employees for similar coverage until the earlier of (x) the first twelve (12) months of COBRA coverage, or (y) the date that the Employee (or the Employee’s legal representatives, if applicable) is covered under another group health plan, subject to the terms of the plans and applicable law.

The Company shall have no obligation to provide the payments and benefits (other than Accrued Benefits) set forth above in the event that Employee breaches the provisions of Section 6.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of his job (with or without reasonable accommodation) for a period of (i) ninety (90) consecutive days, or (ii) one hundred twenty (12) days in any twelve-month period.

5.3 [No Mitigation; No Offset. The Employee shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Employee which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.]

5.4 Removal from any Boards and Position. If the Employee’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any other member of the Company Group or any other board to which he has been appointed or nominated by or on behalf of the Company or any other member of the Company Group, and (ii) from any position with any member of the Company

Group, including, but not limited to, as an officer of any member of the Company Group; provided, however, the Employee agrees to take all further actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations.

6. Restrictions and Obligations of the Employee.

6.1 Confidentiality. (a) During the course of the Employee’s employment by the Company (prior to and during the Term) or otherwise, the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its Affiliates, its and their respective direct and indirect parent entities and direct and indirect subsidiaries and each of their respective Affiliates, as well as their respective predecessors, successors and assigns (collectively, the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or its Affiliates or otherwise and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its Affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

(b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall remain the exclusive property of the Company or other Protected Parties, as applicable, and the Employee shall not remove any such items from the premises of the Company or other Protected Parties, except in furtherance of the Employee’s duties under this Agreement.

(c) It is understood that while employed by the Company or any of its Affiliates, the Employee will promptly disclose to the Company and to no one else, any idea, invention, technique, modification, process, or improvement (whether patentable or not, any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee or the Employee’s Affiliate (“Inventions”), either solely or in conjunction with others, during Employee’s employment with the Company or any of its Affiliates, that relates in any way to, or is useful in any manner to, the business then being conducted or proposed to be conducted by any member of the Company Group or any of their respective Affiliates and any such item created by the Employee or the Employee’s Affiliate, either solely or in conjunction with others, that is based upon or uses Confidential Information. Employee agrees that (i) each Invention belongs, or shall belong, exclusively to the Company from conception, (ii) all of the Employee’s writings, works of authorship, specially commissioned works, and other Inventions are works made for hire and are the exclusive property of the Company, including any copyrights, patents, or other intellectual property rights pertaining thereto, and (iii) if it is determined that any such Inventions are not works made for hire, the Employee hereby irrevocably assigns to the Company all of the Employee’s right, title and interest, including rights of copyright, patent, and other intellectual property rights, to or in such Inventions. The Employee covenants that the Employee shall promptly (i) provide a separate written irrevocable assignment to the Company, or to an individual or entity designated by the Company, at the Company’s request and without additional compensation, all of the Employee’s right to any Inventions in the United States and all foreign jurisdictions, (ii) at the Company’s expense, execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and any foreign jurisdictions, (iii) at the Company’s expense, execute and deliver all other papers deemed necessary by the Company to carry out the above obligations, and (iv) give testimony and render any other assistance in support of the Company’s rights to any Invention (with the Company paying the Employee a reasonable fee for the Employee’s time if the Employee’s employment with the Company or any of its Affiliates has ended at the time of such testimony or assistance). In the event that the Company is unable to secure the Employee’s signature after reasonable effort in connection with any patent, trademark, copyright or other similar protection relation to an Invention, the Employee irrevocably designates and appoints the Company and its respective officers and agents as the Employee’s agent and attorney-in-fact, to act for and on the Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or similar protection thereon with the same legal force and effect as if executed by the Employee. At all times during and after the Employee’s employment by the Company, the Employee shall assist the Company in obtaining, maintaining, and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any foreign jurisdictions, at the Company’s expense.

(d) As requested by the Company, from time to time and upon the termination of the Employee’s employment with the Company for any reason or no reason, the Employee will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Employee’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Employee’s employment for any reason or no reason (the “Non-Solicit Period”), the Employee shall not, directly or indirectly, solicit or attempt to solicit or induce or attempt to induce, directly or indirectly, (a) any individual or entity who or which is a customer of the Company or any of the other Protected Parties, or who or which was a customer of the Company or any of the other Protected Parties at any time during the twelve (12) month period immediately prior to the date the Employee’s employment terminates, for the purpose of marketing, selling or providing to any such individual or entity any services or products offered by or available from the Company or any of the other Protected Parties (provided that if the Employee intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (b) any supplier to or customer or client of the Company or any of the other Protected Parties to terminate, reduce or alter negatively its relationship with the Company or any of the other Protected Parties or in any manner interfere with any agreement or contract between the Company and/or any of the other Protected Parties and such supplier, customer or client, or (c) any employee or agent of the Company or any of the other Protected Parties or any individual or entity who or which was an employee or agent of the Company or any of the other Protected Parties during the twelve (12) month period immediately prior to the date the Employee’s employment terminates, to terminate such individual’s or entity’s employment relationship with, or engagement to perform services for, the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or entity in competition with the Business of the Company or any of the other Protected Parties. Employee further agrees that, during the Non-Solicit Period, he shall not, directly or indirectly, (a) hire or engage (or assist in the hiring or engaging of) any employee or agent of the Company or any of the other Protected Parties or any individual or entity who or which was an employee or agent of the Company or any of the other Protected Parties during the twelve (12) month period immediately prior to the date the Employee’s employment terminates to enter into a similar relationship with the Employee or any other person or entity in competition with the Business of the Company or any of the other Protected Parties, (b) solicit, divert with the intention to take away, or attempt to divert with the intention to take away, any investment opportunity considered by Employer or any other Protected Party, or (c) interfere with, disrupt, or attempt to interfere with or disrupt, or assist others to disrupt or interfere with, the relationship, contractual or otherwise, between the

Company or of the other Protected Parties and any of their respective customers, clients, accounts, investors, suppliers, lessors, consultants, independent contractors, agents, or employees.

6.3 Non-Competition. During the Term and for a period of twelve (12) months following the termination of the Employee’s employment by the Company or any of its Affiliates (for any reason or no reason) (the “Non-Compete Period”), the Employee shall not, directly or indirectly, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or its Affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in (a) the sale, distribution, manufacturing and/or design of structural metal components and assemblies for the automotive industry, or (b) any other business conducted by the Company, any other member of the Company Group or any of their respective Affiliates on the date of the Employee’s termination of employment or within twelve (12) months of the Employee’s termination of employment in the geographic locations where the Company, the other members of the Company Group and/or their respective Affiliates engage or propose to engage in such business (the `Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership).

6.4 Nondisparagement. The Employee agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, any of the other Protected Parties or any of their present or former respective members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.5 Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession or control during his employment by the Company or its Affiliates are the sole property of the Company and/or the other Protected Parties, as applicable (“Company Property”). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or any of the other Protected Parties, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or any of the other Protected Parties, except in furtherance of his duties under the Agreement. When the Employee’s employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.6 Remedies; Specific Performance; Calculation of Time Period. The Parties acknowledge and agree that the Employee’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and temporary, preliminary and permanent injunctive relief (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 6. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages; available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 6, except as required by law, the Employee shall not be entitled to any payments set forth in Section 5.2 hereof if the Employee has breached the covenants applicable to the Employee contained in Section 6, the Employee will immediately return to the Company any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2. Employee also agrees that, without limiting the Protected Parties’ remedies for any breach or threatened breach of his obligations under Section 6, Employee shall be responsible for payment of the attorneys’ and experts’ fees and expenses of the Protected Parties, as well as court or other forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of the Employee’s violation or threatened violation of any of the provisions of Section 6. Further, without limiting the Protected Parties’ remedies for any breach of any restriction on the Employee set forth in Section 6, Employee agrees that if he breaches any of restrictions set forth in Section 6.2 or 6.3, the running of the time period of such provision(s) shall be extended from the end of the original Non-Solicitation Period or Non-Compete Period, as applicable, for the period of time the Employee was in breach of the provision(s).

7. Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If the Company, to:

Tower Automotive Operations USA I, LLC

27175 Haggerty Road

Novi, Michigan 48377

Attn: Chairman of the Board

With copies to:

Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Attention: Mark Neporent

Telephone: (212) 891-2100

Fax:    (212) 891-1540

And

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Attention: Robert G. Minion, Esq.

Telephone:  (973) 597-2424

Facsimile:    (973) 597-2425

(b) If the Employee, to the Employee’s home address reflected in the Company’s records.

7.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

7.3 Representations and Warranties by Employee. The Employee represents and warrants to the Company that: (a) he has the legal authority to execute and perform this Agreement; (b) this Agreement is a valid and binding agreement enforceable against him according to its teams; (c) he has consulted his attorneys and financial advisors with respect to the terms of this Agreement (specifically, including, without limitation, the provisions of Sections 6.2 and 6.3); and (d) he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Employee shall not disclose to the Company or to any of the other Protected Parties, or induce the Company or any of the other Protected Parties to use, any proprietary, secret, or confidential information or material belonging to any other individual or entity, including, without limitation, any former employers.

7.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5 Governing Law, Dispute Resolution and Venue.

(a) Any and all actions or controversies arising out of this Agreement or the termination thereof, including, without limitation, tort claims, shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b) The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the Parties irrevocably waive any right to request a trial by jury in any such actions or controversies and represent that such Party has consulted with counsel specifically with respect to this waiver.

7.6 Benefit of Agreement; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. This Agreement also shall inure to the benefit of the Protected Parties, as well as their respective successors and assigns, including any entity with which any Protected Party may merge or consolidate or to which all or substantially all of its or their assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

7.8 Headings; Construction. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the work “including” does not limit the preceding words or teens. Given the full and fair opportunity provided to each Party to consult with their respective counsel with respect to the terms of this Agreement, ambiguities shall not be construed against either Party by virtue of such Party having drafted the subject provision.

7.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

7.10 Judicial Modification. If any court of competent jurisdiction determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

7.11 Compliance with Law. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under Sections 4 and 5 shall comply with Section 409A.

7.12 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

7.13 Notice of New Employment or Engagement. The Employee shall, during the Non-Compete Period and Non-Solicit Period, give written notice to the Company, within ten (10) calendar days after accepting any employment or other engagement to perform services, of the identity of the individual or entity by whom or which the Employee has been employed or engaged. The Company may notify such individual or entity that the Employee is bound by this Agreement and, at the Company’s election, furnish such individual or entity with a copy or summary of this Agreement (in whole or in part).

7.14 Survival. The provisions of Sections 5, 6, and 7 of this Agreement shall survive the termination of this Agreement and the employment relationship hereunder.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EMPLOYEE:

/s/ Michael Rajkovic
Michael Rajkovic

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ Mark M. Malcolm
Mark M. Malcolm
President and Chief Executive Officer